Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-84592, 33-84594, 33-15493, 33-15499, 33-48539, 333-48541, 333-58773, 333-58777, 333-45414 and 333-89070) of EMAK Worldwide, Inc. of our report dated March 30, 2006, except for the restatement discussed in Note 1 to the consolidated financial statements, as to which the date is August 21, 2006 relating to the financial statements and our report dated March 30, 2006 related to the consolidated financial statement schedule, which appear in this Form 10-K/A.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Los Angeles, California
August 22, 2006